Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of MeadWestvaco Corporation of our report dated June 28, 2007, relating to the financial statements and supplemental schedule which appears in the Annual Report of the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees on Form 11-K for the fiscal year ended December 31, 2006. We also consent to the reference to us as “experts” in this Registration Statement.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Richmond, Virginia
November 5, 2007